UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 23, 2011

Date of Report (Date of earliest event reported)

UNITED HEALTH PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	814-00717	84-1517723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Wall Street, 24 th Floor New York, NY	10005
(Address of principal executive offices)	(Zip Code)

646-896-3050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 - Corporate Governance and Management Item 5.02 - Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 23, 2011, Kelly T. Hickel resigned as Chairman. CEO, President and member of our Board of Directors. His resignation was not the result of any disagreement with us on any matter relating to operations, policies or practices, including accounting or financial policies. On this date, the Board of Directors appointed Dr. Phillip Forman as the Chairman, CEO, President and member of the Board of Directors.

Phillip Forman, DPM, served as the Co-Chief Compliance Officer of The Center for Wound Healing, Inc. (“CFWH”), a leading manager of comprehensive wound care treatment centers that offer hyperbaric oxygen therapy as well as traditional wound care treatment modalities.  Prior to Dr. Forman’s service with CFWH, he was the Medical Director of the New York Hyperbaric, the predecessor to American Hyperbaric, Inc., since 2001 and, from July, 2005 through January 18, 2007, served as the chief executive officer of American Hyperbaric, Inc.  Prior to joining New York Hyperbaric, Dr. Forman served as the co-medical director of the Staten Island University Hospital diabetic Treatment Center.

Dr. Forman received his doctor degree of Podiatric Medicine from the Pennsylvania College of Podiatric Medicine. His degree is a Diplomat, American Board of Podiatric Surgery. His academic appointments include Podiatric Attending and he has lectured both nationally and internationally on advanced wound care and hyperbaric medicine.  In addition, Dr. Forman has extensively participated in numerous wound care clinical trials involving diabetic foot infections, novel antibiotics, and new biopharmaceuticals for problem and non-healing wounds of the lower extremities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011	By:	/s/ Jan E. Chason
Jan E. Chason
Chief Financial Officer

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